Exhibit 10.2




November 2, 2001


Mr. Charles Cardona,President
Addzone Interactive
211 Roanoke Ave.
Riverhead, NY 11901

Re: Proposal for Consulting Services

Dear Mr. Cardona:

Thank you for providing us with the opportunity to submit this consulting service proposal. This proposal confirms the nature of services we will provide you and the terms of our engagement.

We will provide consulting services for Adzone Interactive, Inc. (the Company) for the period November1, 2001 through December 31, 2002. These consulting services include advising the Company's board of directors and management concerning accounting, tax, and financial reporting matters periodically as we have done in the past. This will not include rendering an opinion as to Company's financial statements that may or may not be in compliance with U. S. generally accepted accounting principles because of our financial interest (stock ownership) in the Company and therefore lack of independence (AICPA code of Ethics). Our consulting services will be from an advocacy perspective.

Our fees for such services will be $18,000. These services will be provided by the following individuals Thomas Kober 50 hours providing financial consulting, tax planning and liason with outside accountants and venture capitalists, Charles Blanchfield - 50 hours providing financial consulting regarding various government contract proposals, Robert King - 50 hours providing tax planning and preparing all necessary tax returns in connection with the merger and future tax needs. Based upon our previous discussions and to help the Company with its current cash flow needs, we have agreed to structure our compensation to be payable as follows: $6,000 cash, payable $500 per month beginning January 15th 2002 with an interest rate of 1.5% per cent monthly charge if any payment is made 30 days or later after the 15th of the month; $12,000 of the Company's common stock issued under regulation S-8 upon signing this engagement letter or as soon as possible thereafter with the intention of having marketability restrictions removed from the stock we receive. Currently with the Company's common stock being traded at or around $.10 cents per share,120,000 shares will be issued as follows - Thomas Kober 40,000 shares, Charles Blanchfield - 40,000 shares, Robert King - 40,000 shares.

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Mr. Charles Cardona
November 2, 2001
page 2


We are pleased to have this opportunity to serve you. If this correctly expresses your understanding, please sign this original where indicated and immediately return it to us in the enclosed envelope. A copy is enclosed for your records.



Very truly yours,


  S/ THOMAS G.KOBER
--------------------------------
Thomas G. Kober


 S/ CHARLES W. BLANCHFIELD
--------------------------------
Charles W. Blanchfield

S/ ROBERT A. KING
--------------------------------
Robert A. King


Approved by:   S/CHARELS CARDONA                           Date:11/2/01
            --------------------                                -------
Mr.Charles Cardona, President

TGKde
Enc.















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